Exhibit 99.1

XTENT Announces Second Quarter 2008 Financial Results and Business Progress

MENLO PARK, Calif., August 6, 2008 - XTENT, Inc. (Nasdaq: XTNT) today reported financial results for the second quarter and six months ended June 30, 2008 and provided an update on its business.

The company reported a net loss of $12.9 million, or $0.56 per share, for the second quarter of 2008, compared to a net loss of $9.5 million, or $0.42 per share, for the second quarter of 2007.  The company’s net loss for the second quarter of 2008 was based on weighted average shares outstanding of 23.0 million as compared to 22.6 million weighted average shares outstanding for the second quarter of 2007.  For the six months ended June 30, 2008, XTENT had a net loss of $25.3 million, compared to $17.4 million for the same period last year.  As of June 30, 2008, XTENT had cash, cash equivalents and short-term investments of $34.4 million.

Research and development expenses increased to $9.8 million in the second quarter of 2008 from $7.7 million for the same period in 2007, primarily due to an increased number of research and development personnel, expenditures for prototype parts and supplies as well as costs incurred for clinical trials.  General and administrative expenses were $3.3 million in the second quarter of 2008 versus $2.8 million for the same period in 2007, primarily due to an increase in personnel costs related to the hiring of additional employees as well as consulting, legal, professional services and other administrative costs associated with operating as a public company.  Research and development expenses for the six month period ended June 30, 2008 totaled $19.2 million, compared to $13.9 million for the same period last year.  General and administrative expenses for the six months ended June 30, 2008 totaled $6.8 million compared to $5.3 million for the same period in 2007.

On July 9, 2008, XTENT announced the implementation of cost reduction initiatives through a workforce reduction of approximately 34 percent.  The company expects to incur approximately $300,000 to $400,000 in expenses in connection with this workforce reduction including approximately $100,000 of non-cash expenses.  Most of the expenses will be incurred during the third quarter of 2008. Average cost savings from the workforce reduction initiative, combined with other cost saving initiatives planned by the company, is anticipated to be approximately $1.3 million each month.

“We recently conducted a review of our business and made the difficult decision of reducing headcount in order to ensure that we remain in a strong position to bring our Custom NX® drug eluting stent (DES) system to the millions of patients worldwide who suffer from coronary artery disease,” said Gregory D. Casciaro, XTENT’s President and Chief Executive Officer.  “We continue to be pleased with the safety profile and efficacy data of Custom NX in today’s real-world patients, and look forward to providing additional long term follow up data at the upcoming Transcatheter Cardiovascular Therapeutics meeting in October.”

Second Quarter 2008 Highlights

•                  Presented positive CUSTOM III six-month follow-up data during the Late Breaking Trials Session at EuroPCR.

•                  Received EuroIntervention award for CUSTOM I two-year results at EuroPCR.

Regulatory Update

XTENT also announced that it recently received a response from the Medicine Evaluations Board (MEB) through its designated European Notified Body regarding its CE Mark application for Custom NX.  The MEB has indicated that it may require additional clinical data, including a randomized trial.  The company is working with the Notified Body to respond to questions included in the MEB’s letter and expects to meet with a panel from the MEB during the fourth quarter of this year.

“We expected to receive questions from the MEB which we believe is typical of most initial submissions,” commented Casciaro. “We are working expeditiously to respond to their questions.  The opportunity for Custom NX in select non-U.S. markets, including Europe and Asia-Pacific, remains significant and attractive, and we are exploring strategic options related to the distribution of Custom NX in these markets.”

Casciaro added, “In the U.S., we are engaged in ongoing discussions with the Food and Drug Administration (FDA) in order to obtain approval of our application for an investigational device exemption (IDE) to commence pivotal trials.  We have established an agreed upon timeline of deliverables and, while we believe we are on track to receive approval of our IDE application before the end of 2008, we now expect to commence our pivotal trials in 2009.”

About XTENT

XTENT, Inc. is a medical device company focused on developing and commercializing innovative customizable drug eluting stent (DES) systems for the treatment of coronary artery disease (CAD). CAD is the most common form of cardiovascular disease and the number one cause of death in the United States and Europe. XTENT® Custom NX® DES Systems are designed to enable the treatment of single lesions, long lesions and multiple lesions of varying lengths and diameters, in one or more arteries with a single device.   Note:  XTENT® Custom NX® DES Systems have not been approved for sale by any regulatory authority.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding XTENT’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, these statements include, but are not limited to those concerning: XTENT’s expectations with respect to the timing of its regulatory filings, the timing of regulatory approvals, the timing of the commercialization of its products, the timing of the initiation of its U.S. clinical trial, and the timing and amount of any savings that may result from the company’s cost reduction initiatives. Forward-looking statements are based on management’s current, preliminary expectations, and are subject to risks and uncertainties that could cause actual results to differ from the results predicted and which are included in the “Risk Factors” section of XTENT’s most recent quarterly report on Form 10-Q for the quarter ended March 31, 2008. This quarterly report was filed with the SEC on May 13, 2008, and is available on the company’s investor relations website at http://www.xtentinc.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. XTENT undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

XTENT, INC.

(a development stage company)

Condensed Statements of Operations

(unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating expenses:
Research and development (1)	$9,818	$7,704	$19,239	$13,927
General and administrative (1)	3,331	2,801	6,773	5,262
Total operating expenses	13,149	10,505	26,012	19,189

Loss from operations	(13,149)	(10,505)	(26,012)	(19,189)

Interest and other income, net	263	1,049	669	1,798

Net loss	$(12,886)	$(9,456)	$(25,343)	$(17,391)

Net loss per share - basic and diluted	$(0.56)	$(0.42)	$(1.10)	$(0.93)

Weighted-average common shares outstanding used in per share calculation	23,033	22,551	22,978	18,649

(1) Includes the following stock-based compensation charges:
Research and development	$393	$348	$781	$736
General and administrative	$695	$413	$1,345	$832

XTENT, INC.

(a development stage company)

Condensed Balance Sheets

(unaudited, in thousands)

	June 30, 2008	December 31, 2007

Cash, cash equivalents and short term investments	$34,427	$57,760
Working capital	31,355	54,581
Total assets	39,507	62,415

Deficit accumulated during the development stage	(118,203)	(92,860)
Total stockholders’ equity	35,345	58,331

Investor Relations: Tim Kahlenberg, Chief Financial Officer of XTENT, Inc., 650-475-9400, tkahlenberg@xtentinc.com

Media Relations: Aimee Corso, 310-780-2661, acorso@wcpglobal.com, or Julio Cantre, 415-946-1055, jcantre@wcpglobal.com, both for XTENT, Inc.

http://www.xtentinc.com